Exhibit 10.3

Sonus Networks, Inc.

4 Technology Park Drive

Westford, MA  01886

March 25, 2013

Mr. Maurice Castonguay

By electronic delivery

Dear Moe:

Based on your desire to demonstrate your support for Sonus Networks, Inc. (the “Company”) and its prospects, the Compensation Committee has considered and will agree to your request to forgo the payment of your cash bonus for 2013 and, if any such bonus would have been earned, to instead accept a grant of shares of the Company’s common stock.

The August 24, 2011 employment agreement, as amended (your “Agreement”), outlining the terms and conditions of your employment by the Company is hereby amended as follows:

1.                                      You have elected to receive your fiscal year 2013 bonus (“2013 Bonus”), if any is earned, in the form of shares of the Company’s common stock (“2013 Bonus Shares”), which will be granted and have the terms described below:

a.              The number of 2013 Bonus Shares granted will equal 1.5 times your actual 2013 Bonus earned, which bonus shall be determined by the Compensation Committee in its sole discretion subject to the terms of the 2013 bonus program, divided by the closing price of the Company’s shares on the date of grant.

b.              The 2013 Bonus Shares will be granted and vest in full on the grant date, which shall be concurrent with the timing of normal 2013 bonus payouts.

Notwithstanding any provisions in your employment agreement, as amended, you must remain an employee of the Company on the grant date in order to receive the 2013 Bonus Shares (if earned).  The parties hereby acknowledge that the Compensation Committee retains the right, in its sole discretion, to pay your 2013 Bonus in cash pursuant to the terms of your Agreement as opposed to payment in 2013 Bonus Shares; provided that, if the Company is the subject of an acquisition or change of control prior to the grant date, if the Compensation Committee of the Company (or its successor) elects to pay the 2013 Bonus, if any, in cash, such cash payment will equal 1.5 times your actual 2013 Bonus earned, if any.

Except as modified by the terms of this letter agreement, the terms of you employment, including without limitation, the terms reflected in the Agreement and all Company plans, programs and policies, will remain unaltered and in full force and effect.  Capitalized terms not defined in this letter have the same definitions given to them in the Agreement.

Very truly yours,

/s/ Raymond P. Dolan
Raymond P. Dolan
President and Chief Executive Officer

ACCEPTED:

/s/ Maurice Castonguay	03/28/2013
Maurice Castonguay	Date